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EXHIBIT 99.02

FOR IMMEDIATE RELEASE

JOSHUA PICKUS NAMED CHIEF FINANCIAL OFFICER
OF NIKU CORPORATION

    REDWOOD CITY, Calif., May 2, 2001—Niku Corporation (Nasdaq: NIKU) announced today that Joshua Pickus, its acting chief financial officer since February, has been named chief financial officer of the Company.

    Farzad Dibachi, CEO and chairman of Niku Corporation, said, "Since taking on the role of CFO in February, Josh has done an outstanding job of managing our financial operations during a difficult period. Josh's extensive knowledge of Niku's business, combined with his strong financial and legal background, make him the ideal person to stay in this vital role and continue with a sharp focus on financial discipline."

    Mr. Pickus said, "I am committed to helping the Company maintain both a strong balance sheet and a strong competitive position. We are prudently managing our resources so that we can take full advantage of the opportunity in our business."

    Prior to joining Niku in 1999, Mr. Pickus, 40, was a general partner at Bowman Capital Management, a technology investment firm, and a partner at Venture Law Group, a Silicon Valley law firm serving technology companies. Prior to Venture Law Group, he was a partner at the international law firm of Morrison & Foerster. Mr. Pickus holds an A.B. from Princeton University and a J.D. from the University of Chicago Law School.

  About Niku

    Niku offers eBusiness applications for Services Relationship Management (SRM). Its solutions manage people, projects and procurement in the knowledge intensive, services economy. SRM provides technologies that help build key relationships both inside and outside the enterprise.

    NOTE: Niku and the Niku logo are trademarks of Niku Corporation in the United States and other countries. Any other product brand names used are property of their respective owners.

  Forward-Looking Statements

    Statements or information in this press release other than statements of historical fact contain predictions, estimates and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These forward looking statements include, but are not limited to statements regarding the Company's projected revenue, projected expenses, projected loss per share for the fiscal 2002 first quarter and future periods, and write-offs, reserves and non-recurring charges.  All forward-looking statements included in this press release are based upon information available to Niku as of the date of the release, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include, but are not limited to, continued weakness in the general economy, or in IT spending in particular, delays in development of new products, lack of market acceptance of our products, delays or difficulties in implementation of our products, inability to control costs, inability to make collections, inability to manage growth, competition, inability to successfully deploy, train and expand a sales force suitable for our markets, and difficulties in retaining and attracting qualified employees. These and additional risks and uncertainties associated with the

Company's business are detailed in the Company's Form 10-K filed on April 19, 2001 and in its other filings with the Securities and Exchange Commission.

Press Contact:	Investor Contact:
Bernie Kilkelly	Denise Gilbert, Investor Relations
Robinson Lerer & Montgomery	Niku Corporation
May 2—May 3: 650-298-3171	650-298-3110
After May 4: 212-484-7319	dgilbert@niku.com
bkilkelly@rlmnet.com

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  EXHIBIT 99.02
JOSHUA PICKUS NAMED CHIEF FINANCIAL OFFICER OF NIKU CORPORATION